MUELLER WATER PRODUCTS, INC.
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
This performance restricted stock unit award agreement (this “Agreement”), effective as of the date of the award set forth below (the “Date of Award”), evidences an agreement to grant performance restricted stock units (“Performance RSUs”) by Mueller Water Products, Inc. (the “Company”) to the participant named below (the “Participant”), pursuant to the provisions of the Mueller Water Products, Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”) subject to satisfaction of the performance criteria described in Exhibit A. The Participant has been selected to be eligible to earn a grant of Performance RSUs pursuant to the Plan, as specified below.
If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
Participant:

Date of Award:
Award Cycle:    October 1, 2014 - September 30, 2017.
Target Number of Performance RSUs for Award Cycle:    See Exhibit A.

Maximum Number of Performance RSUs for Award Cycle:    See Exhibit A.

The parties hereto agree as follows:

1.	Performance Period and Criteria. Each fiscal year in the Award Cycle is a separate performance period (each, a “Performance Period”).

The performance criteria for the first Performance Period are described in Exhibit A. The Committee will develop the performance criteria for the second and third Performance Periods in the Award Cycle annually within the time period for developing performance goals under the regulations under Code Section 162(m). An amended Exhibit A describing the performance criteria for a particular Performance Period will be provided to the Participant prior to the end of the first quarter of that Performance Period and will automatically become a part of this Agreement. As soon as practical after each Performance Period ends, the Committee will determine whether the performance criteria have been satisfied and the number of Performance RSUs, if any, earned by the Participant for such period.
The actual number of Performance RSUs earned for a Performance Period will depend on the achievement of the performance criteria for that Performance Period, as described in Exhibit A.

2.
Employment with the Company. Except as may otherwise be provided in Section 3, the Performance RSUs granted hereunder are granted on the condition that (a) the Participant accept this Agreement no later than ninety (90) days following the Date of Grant, after which time this Agreement shall be void and of no further effect and (b) the Participant remains in Continuous Service from the Date of Award through (and including) the vesting date, as set forth in Section 3 (referred to herein as the “Period of Restriction”).

This Agreement does not confer any right to the Participant (or any other participant) to be granted Performance RSUs or other Awards in the future under the Plan other than as specifically described in this Agreement.

3.	Vesting.

a.
Normal. Except as described in Sections 3(b) and (c), the Participant’s interest in the earned Performance RSUs, if any, granted under this Agreement shall become transferable and nonforfeitable (“Vested”) on the last day of the Award Cycle provided the Participant continues to be employed in Continuous Service through the last day of the Award Cycle. If the Participant ceases to be employed by the Company or any Subsidiary for any reason

(except as may be provided in Sections 3(b) or (c)) before the last day of the Award Cycle), all Performance RSUs that are not then Vested shall be forfeited, without any payment whatsoever to the Participant.

b.
Death, Disability and Retirement. If a Participant terminates Continuous Service as a result of death, Disability or Retirement, all Performance RSUs earned for Performance Periods completed prior to such termination shall Vest following such termination of Continuous Service. Performance RSUs earned for the Performance Period in which the termination occurs shall be Vested on a pro rata basis based on the Participant’s service during the Performance Period and the actual achievement of performance criteria for such Performance Period. No Performance RSUs shall be earned for any Performance Period that begins after the Participant terminates Continuous Service.

c.
Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of the Company during the Period of Restriction and prior to the Participant’s termination of Continuous Service, the Period of Restriction imposed on any Performance RSUs earned for Performance Periods completed prior to the Change of Control shall immediately lapse, and all such Performance RSUs shall become nonforfeitable, subject to applicable federal and state securities laws. Performance RSUs for the Performance Period in which the Change of Control occurs and any subsequent Performance Period in such Award Cycle shall automatically be earned at target and the Period of Restriction shall immediately lapse and all such Performance RSUs shall become nonforfeitable, subject to applicable federal and state securities laws. Notwithstanding the foregoing, a transaction or series of transactions in which the Company separates one or more of its existing businesses, whether by sale, spin-off or otherwise, and whether or not any such transaction or series of transactions requires a vote of the stockholders, shall not be considered a “Change of Control.”

4.	Timing of Payout.

a.
Normal. Except as described in Sections 4 (b) shares of Common Stock attributable to Vested Performance RSUs shall be delivered to the Participant or his or her beneficiary in the event of the participant’s death within ninety (90) days after the last day of the Award Cycle.

b.
Death, Disability or Retirement. In the event that a Participant terminates Continuous Service as a result of death, Disability or Retirement, shares of Common Stock attributable to Vested Performance RSUs shall be delivered to the Participant or his or her beneficiary in the event of the Participant’s death within ninety (90) days after the last day of the Performance Period in which the Participant so terminates Continuous Service; provided such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.

c.
Change of Control. In the event of a Change of Control, shares of Common Stock attributable to Vested Performance RSUs shall be delivered at the same time as described in Section 4(a) or Section 4(b) as if the Change of Control had not occurred (i.e., shares shall be delivered within ninety (90) days following the end of the Award Cycle or earlier if the Participant terminates employment by reason of death, Disability or Retirement) or upon other termination of Continuous Service; provided that such Retirement or other termination of Continuous Service constitutes a "separation from service" within the meaning of Section 409A of the Code.

d.	Specific Payment Date. The Committee shall determine on what date within the ninety (90) day payment period described above actual payment shall be made.

5.
Form of Payout. Vested Performance RSUs will be paid out solely in the form of shares of common stock of the Company or such other security as common stock shall be converted into in the future. The Participant shall be paid one share of Company Stock (or such other number of securities into which the Common Stock is converted upon a Change of Control as the Committee shall determine in good faith) for each Vested Performance Share.

6.
Voting Rights and Dividends. Until such time as the Performance RSUs are paid out in shares of the Company’s common stock, the Participant shall not have voting rights. Further, no dividends shall be paid on any of the Performance RSUs.

7.
Termination of Continuous Service. In the event of the Participant’s termination of Continuous Service for any reason other than the Participant’s death, Disability or Retirement during the Period of Restriction (and except as otherwise provided in Section 3(c) with respect to Performance RSUs that become nonforfeitable upon a Change in Control), all Performance RSUs held by the Participant at the time of his or her termination of Continuous Service and still subject to the Period of Restriction shall be forfeited by the Participant to the Company.

8.
Restrictions on Transfer. Unless and until actual shares of Company stock are received upon payout, Performance RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance RSUs is made, or if any attachment, execution, garnishment or lien shall be issued against or placed upon the Performance RSUs, the Participant’s right to such Performance RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

9.
Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or corporate transaction such as any merger, consolidation, separation or otherwise, the number and class of Performance RSUs subject to this Agreement shall be equitably adjusted by the Committee, as set forth in the Plan, to prevent dilution or enlargement of rights.

10.
Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Secretary of the Company during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.

11.
Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate the Participant’s employment at any time. For purposes of this Agreement, “Termination of Employment” shall mean termination or cessation of the Participant’s employment with the Company and its Subsidiaries for any reason (or no reason), whether the termination of employment is instituted by the Participant or the Company or a Subsidiary, and whether the termination of employment is with or without cause.

12.
Noncompetition. Upon termination other than involuntary termination not for cause, the Participant agrees that, for one year following such termination, he or she will not engage in executive or management services for a company that, within the 12 months prior to the termination, sold products that compete with the products of the Company or its subsidiaries (a “Competitor,” and such products being a “Competitor’s Products”) within 25 miles of any location in the United States where the Company or its subsidiaries had sales of products (the “Restricted Area”) at the time of such termination.

The Participant acknowledges and agrees that:

a.
The Participant is familiar with the businesses of the Company and its Subsidiaries and the commercial and competitive nature of the industry and recognizes that the value of the Company’s business would be injured if the Participant performed Competitive Services for a Competing Business;

b.	This covenant not to compete is essential to the continued good will and profitability of the Company;

c.
In the course of employment with the Company or its Subsidiaries, the Participant will become familiar with the trade secrets and other Confidential Information (as defined below) of the Company and its Subsidiaries, affiliates, and other related entities, and that the Participant’s services will be of special, unique, and extraordinary value to the Company; and

d.
The Participant’s skills and abilities should enable him or her to seek and obtain similar employment in a business other than a Competing Business, and the Participant possesses other skills that will serve as the basis for employment opportunities that are not prohibited by this covenant not to compete. Following the Participant’s Termination of Employment with the Company, he or she expects to be able to earn a livelihood without violating the terms of this Agreement.

13.
Nonsolicitation of Employees. During the term of the Participant’s employment with the Company or its Subsidiaries and for a period of twelve (12) months following the Participant’s Termination of Employment, the Participant shall not, either on his or her own account or for any person, entity, business or enterprise within the Restricted Area: (a) solicit any employee of the Company or its Subsidiaries with whom the Participant had contact during the two (2) years prior to his or her Termination of Employment to leave his or her employment with the Company or its Subsidiaries; or (b) induce or attempt to induce any such employee to breach any employment agreement with the Company.

14.
Nonsolicitation of Customers. During the term of the Participant’s employment with the Company or its Subsidiaries and for a period of one year following the Participant’s Termination of Employment, the Participant shall not directly or indirectly solicit or attempt to solicit any current customer of the Company or any of its Subsidiaries with which the Participant had Material Contact (as defined below) during the two (2) years prior to his or her Termination of Employment: (a) to cease doing business in whole or in part with or through the Company or any of its Subsidiaries; or (b) to do business with any other person, entity, business or enterprise which performs services competitive to those provided by the Company or any of its Subsidiaries. This restriction on post-employment conduct shall apply only to solicitation for the purpose of selling or offering products or services that are similar to or which compete with those products or services offered by the Company or its Subsidiaries during the period of the Participant’s employment. For purposes of this Section, “Material Contact” shall be defined as any communication intended or expected to develop or further a business relationship and customers about which the employee learned confidential information as a result of his or her employment.

15.
Developments; Non-Disparagement. The Participant agrees that neither during his or her employment nor following his or her Termination of Employment and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, the Participant shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise make any statements that are inflammatory, detrimental, slanderous, or materially negative in any way to the interests of the Company or its Subsidiaries or other affiliated entities.

16.	Confidentiality and Nondisclosure.

a.
The Participant agrees that he or she will not, other than in performance of his or her duties for the Company or its Subsidiaries, disclose or divulge to Third Parties (as defined below) or use or exploit for his or her own benefit or for the benefit of Third Parties any Confidential Information, including trade secrets. For the purposes of this Agreement, “Confidential Information” shall mean confidential and proprietary information, trade secrets, knowledge or data relating to the Company and its Subsidiaries and their businesses, including but not limited to information disclosed to the Participant, or known by the Participant as a consequence of or through employment with the Company or its Subsidiaries, where such information is not generally known in the trade or industry, and where such information refers or relates in any manner whatsoever to the business activities, processes, services, or products of the Company or its Subsidiaries; business and development plans (whether contemplated, initiated, or completed); mergers and acquisitions; pricing information; business contacts; sources of supply; customer information (including customer lists, customer preferences, and sales history); methods of operation; results of analysis; customer lists (including advertising contacts); business forecasts; financial data; costs; revenues; information maintained in electronic form (such as e-mails, computer files, or information on a cell phone, Blackberry, or other personal data device); and similar information. Confidential Information shall not include any data or information in the public domain, other than as a result of a breach of this Agreement. The provisions of this paragraph shall apply to the Participant at any time during his or her employment with the Company or its Subsidiaries and for a period of two (2) years following his or her Termination of Employment or, if the Confidential Information is a trade secret, such longer period of time as may be permitted by controlling trade secret laws.

b.
The Participant acknowledges and agrees that the Confidential Information is necessary for the Company’s ability to compete with its competitors. The Participant further acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that the Company or a Subsidiary may have available pursuant to the laws of the State of Delaware to prevent the disclosure of trade secrets or proprietary information, including but not limited to the Delaware Uniform Trade Secrets Act, 6 Del. Code Ann. §2001, et seq. The Participant agrees that this non-disclosure obligation may extend longer than two (2) years following his or her Termination of Employment as to any materials or information that constitutes a trade secret under the Delaware Uniform Trade Secrets Act.

c.
For purposes of this Agreement, “Third Party” or “Third Parties” shall mean persons, sole proprietorships, firms, partnerships, limited liability partnerships, associations, corporations, limited liability companies, and all other business organizations and entities, excluding the Participant and the Company.

d.	The Participant agrees to take all reasonable precautions to safeguard and prevent disclosure of Confidential Information to unauthorized persons or entities.

17.
Intellectual Property. The Participant agrees that he or she has no right to use for the benefit of the Participant or anyone other than the Company or its Subsidiaries, any of the copyrights, trademarks, service marks, patents, and inventions of the Company or its Subsidiaries.

18.
Injunctive Relief. The Participant and the Company recognize that breach of the provisions of this Agreement restricting the Participant’s activities would give rise to immediate and irreparable injury to the Company that is inadequately compensable in damages. In the event of a breach or threatened breach of the restrictions contained in this Agreement regarding noncompetition, nonsolicitation of employees, nonsolicitation of customers, Developments, non-disparagement, confidentiality and nondisclosure of Confidential Information, and intellectual property (collectively, the “Covenants”), the Participant agrees and consents that the Company shall be entitled to injunctive relief, both preliminary and permanent, without bond, in addition to reimbursement from the Participant for all reasonable attorneys’ fees and expenses incurred by the Company in enforcing these provisions, should the Company prevail. The Participant also agrees not raise the defense that the Company has an adequate remedy at law. In addition, the Company shall be entitled to any other legal or equitable remedies as may be available under law. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

19.	Dispute Resolution; Agreement to Arbitrate.

a.	The Participant and the Company agree that final and binding arbitration shall be the exclusive remedy for any controversy, dispute, or claim arising out of or relating to this Agreement.

b.
This Section covers all claims and actions of whatever nature, both at law and in equity, including, but not limited to, any claim for breach of contract (including this Agreement), and includes claims against the Participant and claims against the Company and its Subsidiaries and/or any parents, affiliates, owners, officers, directors, employees, agents, general partners or limited partners of the Company, to the extent such claims involve, in any way, this Agreement. This Section covers all judicial claims that could be brought by either party to this Agreement, but does not cover the filing of charges with government agencies that prohibit waiver of the right to file a charge.

c.
The arbitration proceeding will be administered by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, taking into account the need for speed and confidentiality. The Arbitrator shall be an attorney or judge with experience in contract litigation and selected pursuant to the applicable rules of the American Arbitration Association.

d.
The place and situs of arbitration shall be Wilmington, Delaware (or such other location as may be mutually agreed to by the parties). The Arbitrator may adopt the Commercial Arbitration Rules of the American Arbitration Association, but shall be entitled to deviate from such rules in the Arbitrator’s sole discretion in the interest of a speedy resolution of any dispute or as the Arbitrator shall deem just. The parties agree to facilitate the arbitration by (a) making available to each other and to the Arbitrator for inspection and review all documents, books and records as the Arbitrator shall determine to be relevant to the dispute, (b) making individuals under their control available to other parties and the Arbitrator and (c) observing strictly the time periods established by the Arbitrator for the submission of evidence and pleadings. The Arbitrator shall have the power to render declaratory judgments, as well as to award monetary claims, provided that the Arbitrator shall not have the power to act (i) outside the prescribed scope of this Agreement, or (ii) without providing an opportunity to each party to be represented before the Arbitrator.

e.
The Arbitrator’s award shall be in writing. The arbitrator shall allocate the costs and expenses of the proceedings between the parties and shall award interest as the Arbitrator deems appropriate. The arbitration judgment shall be final and binding on the parties. Judgment on the Arbitrator’s award may be entered in any court having jurisdiction.

The Participant and the Company agree and understand that by executing this Agreement and agreeing to this Arbitration provision, they are giving up their rights to trial by jury for any dispute related to this Agreement.
______ (the Participant’s initials)

______ (the Company Representative’s initials)

20.	Clawback.

a.
In the event of a breach of this Agreement by the Participant or a material breach of Company policy or laws or regulations that could result in a termination for cause (whether or not the Participant is terminated), then the Performance shares granted hereby shall be void and of no effect, unless the Committee determines otherwise.

b.
In the event of financial impropriety by the Participant that results in a restatement of the financial statements of the Company for any applicable period (the “Applicable Period”), as determined by the Audit Committee or the Company’s independent registered public accounting firm; then, if the award granted hereby is made during the Applicable Period or within 90 days after the end of such Applicable Period, the number of Performance RSUs granted hereunder shall be reduced by a fraction:

(i)	The numerator of which is the amount of operating income decline for the Applicable Period caused by such restatement or breach, and

(ii)	The denominator of which is the amount of operating income previously determined for the Applicable Period, or if the breach does not result in a decrease in the amount of operating income, the fraction shall be 50%.
If Performance RSUs have already vested under this Agreement, then the reduction contemplated by this Section 20(b) shall be applied first to the remaining Performance RSUs that have not vested, pro rata, and second to the vested shares and the Participant shall repay the Company by forfeiting to the Company a number of excess shares received that would have exceeded the amount granted hereby, to be taken from the most recent vesting of Performance RSUs or, if such shares have been sold, the proceeds received from the sale of such shares that would otherwise have been forfeited.
As an example of the foregoing, assume the Participant is granted an award of 300 Performance RSUs on December 1, 2014, which may be earned in equal tranches during Performance Periods ending on September 30, 2015, September 30, 2016 and September 30, 2017.
If the Company discovers a breach or financial impropriety by the Participant on June 30, 2016, which leads to a 50% decrease in operating income for the 2015 fiscal year and which could not result in termination for cause, then the award granted would be reduced to 150 Performance RSUs, and the reduction would be applied equally to all three Performance Periods, which would mean that the 100 Performance RSUs allocated to each Performance Period would be reduced to 50 Performance RSUs.
If the Company discovers a breach or financial impropriety by the Participant on June 30, 2018, which leads to a 50% decrease in operating income for the 2015 fiscal year and which could not result in termination for cause, then the Participant would forfeit 150 shares to the Company, or if such shares had been sold, the Participant would pay to the Company the proceeds received from the sale of those 150 shares.

c.
In addition to the foregoing, if the Participant has realized any profits from the sale of other Company’s securities during the 12-month period prior to the discovery of breach or financial impropriety referred to above, the Participant shall reimburse the Company for those profits to the extent required by the Company’s Clawback Policy.

d.	The Company shall have the right to offset future compensation - including at its sole discretion stock compensation - to recover any amounts that may be recovered by the Company hereunder.

21.	Miscellaneous.

a.
This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

b.	The Committee may terminate, amend or modify the Plan and this Agreement under the terms of and as set forth in the Plan.

c.
The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld, subject to the restrictions imposed by applicable securities laws and Company policies regarding trading in its shares.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation, or require him or her to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to him or her under this Agreement.

d.	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

e.	This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

f.
This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance RSUs granted hereunder. This Agreement and the Plan supersede any prior agreements, commitments or negotiations concerning the Performance RSUs granted hereunder.

g.
All rights and obligations of the Company under the Plan and this Agreement, shall inure to the benefit of and be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

h.
To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

i.
The Participant acknowledges and agrees that the Covenants and other provisions contained herein are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and Confidential Information of the Company. The Company and the Participant agree that the invalidity or unenforceability of any one or more of the Covenants, other provisions, or parts thereof of this Agreement shall not affect the validity or enforceability of the other Covenants, provisions, or parts thereof, all of which are inserted conditionally on their being valid in law, and in the event one or more Covenants, provisions, or parts thereof contained herein shall be invalid, this Agreement shall be construed as if such invalid Covenants, provisions, or parts thereof had not been inserted. The Participant and the Company agree that the Covenants and other provisions contained in this Agreement are severable and divisible, that none of such Covenants or provisions depend on any other Covenant or provision for their enforceability, that each such Covenant and provision constitutes an enforceable obligation between the Company and the Participant, that each such Covenant and provision shall be construed as an agreement independent of any other Covenant or provision of this Agreement, and that the existence of any claim or cause of action by one party to this Agreement against another party to this Agreement, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any party to this Agreement of any such Covenant or provision.

j.
If any of the provisions contained in this Agreement relating to the Covenants or other provisions contained herein, or any part thereof, are determined to be unenforceable because of the length of any period of time, the size of any area, the scope of activities or similar term contained therein, then such period of time, area, scope of activities or similar term shall be considered to be adjusted to a period of time, area, scope of activities or similar term which would cure such invalidity, and such Covenant or provision in its reduced form shall then be enforced to the maximum extent permitted by applicable law.

k.
This Agreement is intended to satisfy the requirements of Section 409A of the Code and shall be construed accordingly. To the extent that any amount or benefit that constitutes nonqualified deferred compensation under Section 409A of the Code, and that is not exempt under Section 409A, is otherwise payable or distributable to him or her on account of separation from service (within the meaning of Section 409A of the Code) while he or she is a specified employee (within the meaning of Section 409A of the Code), such amount or benefit shall be paid or distributed on the later of time for payment described in Section 4 of this Agreement and that date which is six (6) months after the date of such separation from service.

l.	The parties agree that the mutual promises and covenants contained in this Agreement constitute good and valuable consideration.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

Mueller Water Products, Inc.

By:
Gregory E. Hyland
Chairman, President, and
Chief Executive Officer
ATTEST:

Participant

EXHIBIT A
Maximum Number of Performance RSUs and Allocation to Performance Periods

The Participant shall be eligible to earn up to the following number of Performance RSUs identified opposite each Performance Period below:

Performance Period	Maximum Number of Performance RSUs That May be Earned	Target Number of Performance RSUs That May be Earned	Threshold Number of Performance RSUs That May be Earned
October 1, 2014 - September 30, 2015
October 1, 2015 - September 30, 2016
October 1, 2016 - September 30, 2017

Award Cycle	Maximum Number of Performance RSUs That May be Earned	Target Number of Performance RSUs That May be Earned	Threshold Number of Performance RSUs That May be Earned
October 1, 2014 - September 30, 2017

Performance Criteria
General
The Performance RSUs shall be earned as set forth below with respect to the applicable Performance Period; provided that the Company’s RONA for the applicable Performance Period equals or exceeds the Target RONA (as set forth below) for such Performance Period. “RONA” means the quotient obtained by dividing “Adjusted Operating Income” (after taxes but excluding amortization) by the monthly average of “Working Capital” and fixed assets, as derived from the Company’s financial statements, with such adjustments as the Committee establishes in writing at the time it establishes the Target RONA, Threshold RONA and Maximum RONA for such Performance Period. “Adjusted Operating Income” for this purpose means income from operations adjusted to remove primarily restructuring charges. “Working Capital” for this purpose means the average of adjusted current assets less adjusted current liabilities, which measures exclude cash and cash equivalents, debt and items reported as held for sale.
“Target RONA”, “Threshold RONA” and “Maximum RONA”, in each case means the specific fiscal year-over-year improvement in RONA, expressed as a percentage, established by the Committee for the applicable Performance Period. Notwithstanding the foregoing, if the Company’s RONA for the Performance Period exceeds Threshold RONA, but does not meet the percentage for Target RONA or Maximum RONA, then the Performance RSUs award for such Performance Period shall be interpolated on a straight-line basis between Threshold RONA and Maximum RONA. For the avoidance of doubt, if RONA for the Performance Period is below Threshold RONA, no Performance RSUs shall be granted for such Performance Period.
The Committee will develop the performance criteria for subsequent Performance Periods in the Award Cycle annually within the time period for developing performance goals under the regulations under Code Section 162(m). An amended Exhibit A describing the performance criteria for a particular Performance Period will be provided to each Participant prior to the end of the first quarter of that Performance Period and will automatically become a part of this Agreement.
Performance Goals for Performance Period October 1, 2014 to September 30, 2015

Performance Level	Fiscal 2015 RONA Goal	Percentage of Target Performance RSUs Earned	Maximum Number of Performance RSUs Earned
Maximum	28.55%	200%
Target	8%	100%
Threshold	4%	50%
Below Threshold	NA	0%

Performance Goals for Performance Period October 1, 2015 to September 30, 2016

Performance Level	Fiscal 2016 RONA Goal	Percentage of Target Performance RSUs Earned	Maximum Number of Performance RSUs Earned
Maximum	__%	200%
Target	__%	100%
Threshold	__%	50%
Below Threshold	NA	0%

Performance Goals for Performance Period October 1, 2016 to September 30, 2017

Performance Level	Fiscal 2017 RONA Goal	Percentage of Target Performance RSUs Earned	Maximum Number of Performance RSUs Earned
Maximum	__%	200%
Target	__%	100%
Threshold	__%	50%
Below Threshold	NA	0%